EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Central Valley Community Bancorp on Form S-8 of our report dated February 7, 2005, appearing in the Annual Report on Form 10-KSB of Central Valley Community Bancorp for the year ended December 31, 2004.

/s/Perry-Smith LLP

Sacramento, California

July 22, 2005